UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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VENTAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 21, 2022, Ventas, Inc. distributed the following communication:

To Fellow Ventas Shareholders,

Over the past two years, as Ventas managed the challenges of the COVID-19 pandemic while pursuing its successful, enduring strategy, the Board’s Compensation Committee has sought to drive sustainable value by aligning the Company’s executive pay program with long-term shareholder value creation. We have done so by listening to our shareholders’ perspectives, supporting an agile response to the pandemic and retaining key talent to stabilize the Company’s business. We are pleased that proxy advisory firm Glass Lewis has supported our efforts and recommended that shareholders vote FOR advisory vote on say on pay at the Company’s 2022 Annual Meeting.

COMPENSATION PROGRAM ALIGNED WITH PERFORMANCE AND SHAREHOLDER EXPERIENCE Overview of 2021 Compensation Actions

•       2021 CEO Realized Pay was more than 60% lower than compensation reported in the 2021 Summary Compensation Table.

Realized Pay is the sum of (i) 2021 base salary (ii) amounts actually paid under the 2021 annual cash incentive awards (iii) value actually realized on vesting of RSUs that vested during 2021 and (iv) value actually realized on vesting of the 2019-2021 pRSU awards.

Reported Pay is the sum of (i) 2021 base salary (ii) target value of the 2021 annual cash incentive award (iii) grant date fair value of 2021 RSU awards and (iv) grant date fair value of the 2021-2023 pRSU awards assuming performance at target.

•       CEO’s base salary maintained at the same level since 2015.

•       2021 Annual Incentive Program design was an exception to our regular approach; it was implemented to maintain rigorous performance requirements amidst unpredictable market conditions while supporting key strategic priorities pivotal to our industry’s recovery in 2022.

•       Retention awards provided in early 2021 to key employees, including NEOs other than CEO, were part of a holistic retention program; awards were reasonable and designed to maintain the team’s continuity through the pandemic and to address challenging labor market conditions.

•       Applied negative discretion to reduce CEO annual incentive payout by 35% to below-target level.

•       2019-2021 performance RSUs forfeited in full by their terms due to below-threshold performance.

2022 Compensation Program Changes

Ventas’s Compensation Committee has continued to make responsive changes aligned with the interests of, and reflecting direct conversations with, shareholders through the beginning of 2022, including:

•       Reduced FY22 target compensation for the CEO by 14% and for the CFO and CIO by 8%.

•       Following increased stabilization in the senior housing industry, moved closer to our pre-pandemic annual incentive plan design by establishing corporate performance metrics under the annual incentive plan that are quantitative and represent 60% of the overall awards for the first half of 2022.

•       Consistent with a more quantitative incentive program design and our past practice, we expect to provide full disclosure of the annual incentive program design and performance results in our 2023 proxy statement.

2021 Realized Pay by Our Executives Significantly Lower Than 2021 Reported Compensation

Realized pay for our CEO and other NEOs has been negatively impacted by substantially reduced or eliminated pRSU payouts over the last three-year period, driven by the impact of the COVID-19 pandemic on the Company’s business and TSR performance. In 2021, pRSUs represented approximately 54% of the CEO’s total direct compensation and between 35 and 38% of total direct compensation opportunity for other NEOs.

PRSUs for the 2019-2021 performance period were forfeited in full by their terms due to failure to meet threshold performance requirements. This resulted in $0 of realized compensation compared to a $5.7 million grant value for our CEO and $1.6 million for our CFO and CIO.

2021 STI Program was an Exception to Our Standard Practice and Strategically Implemented Based on Key Operational, Strategic and Financial Priorities in the Face of the Pandemic

The volatile market and challenging operating environment during the pandemic made it difficult to forecast reliable financial performance targets. While COVID-19 vaccines were rolled out starting in late 2020, adding more certainty in the outlook for other industries, considerable volatility and uncertainty remained in senior housing, which accounts for a substantial portion of our business. The Delta variant emerged during the first quarter of 2021, significantly impacting the outlook for the senior housing industry. Unlike other industries and many of our peers, our business continued to face headwinds throughout a significant portion of 2021.

To maintain the rigor of the annual incentive program, the Compensation Committee focused on metrics that represented key operational strategic and financial priorities aligned to our short- and long-term strategy and objectives. These metrics incentivized performance results that improved our financial resilience and realignment to support recovery in 2022.

At the start of 2022, considering increased stabilization in the senior housing industry and reflective of our commitment to best governance practices, the Compensation Committee reestablished a more quantitative annual incentive program for the first half of 2022 that includes 60% of incentive targets tied to quantitative performance metrics. We expect to return to a more traditional annual incentive plan, including the 65% / 35% pre-pandemic weighting between corporate and individual performance, in the future.

2021 Individual Performance Ratings for Executives are a Result of Significant and Decisive Actions That Positioned Ventas for Growth

Under the leadership of the management team, we took decisive actions in 2021 to position Ventas’s portfolio for growth and success:

•       Prioritized health and safety for 75,000 elderly residents, their caregivers in senior housing communities, physicians, patients, doctors, nurses, employees, tenants and partners.

•       Led the development and execution of key strategic initiatives, including the Company’s capital allocation, disposition and senior housing strategies, designed to position the Company for a post-pandemic environment.

-      Oversaw approximately $3.7 billion in investments and $1.2 billion in dispositions in a challenging market.

-      Strengthened our Ventas Investment Management platform, which now exceeds $5 billion in assets under management.

•       Strengthened our position in the senior housing business, ahead of the industry recovery bolstered by a growing aging population:

-      Capitalized on our advantages including the combination of our deep operational experience and sophisticated analytical capabilities powered by Ventas Operational Insights (OI)TM, to execute strategic portfolio actions, enhance performance management and drive targeted capital investment.

-       In line with our Right Asset, Right Market, Right OperatorTM strategy, began to realign and expand our senior housing operator relationships and to consolidate assets in markets with the best supply-demand outlook.

•       Continued our ongoing refreshment of the Ventas Board of Directors and remained an industry leader in Environmental, Social and Governance matters.

Retention Awards for NEOs, other than CEO, Were Reasonable and Designed to Stabilize the Team

In formulating and executing a response to the pandemic, the Compensation Committee believed that maintaining continuity across the team, including at the executive level, was critical and, in light of the volatility and uncertainty, viewed retention as a serious risk. The Committee considered the need to retain specialized expertise within the healthcare real estate industry, costs associated with replacing critical employees and necessity of a continued focus on strong risk management.

In order to mitigate these risks, in January 2021, the Compensation Committee approved a holistic retention program that included one-time equity awards for key employees, including NEOs other than our CEO. In designing these retention awards, the Compensation Committee opted for time-vesting, as opposed to performance-vesting, in order to maximize the retention effect of the awards. Consistent with the emphasis on retention, the Committee also specified that these awards will be forfeited by the NEO in the case of retirement, termination by the Company with or without cause or termination by the executive with or without good reason.

Given our expectation that the volatility and uncertainty from the pandemic would persist for an extended period of time, the Compensation Committee believed that performance-vesting would not have the requisite retention effect and therefore would not be prudent.

Ventas’s Compensation Committee has Continued to Make Responsive Changes in 2022

In response to shareholder feedback provided during 2021, in January 2022, the Compensation Committee reduced FY22 target compensation for the CEO by 14% and for the CFO and CIO by 8%.

Reflecting the increased stabilization of the senior housing industry following the pandemic, we expect to return to a more traditional annual incentive plan, including the 65% / 35% pre-pandemic weighting between corporate and individual performance.

•       As a first step, under the 2022 annual incentive program, quantitative performance metrics account for 60% of the target awards.

•       Consistent with a more quantitative incentive program design and our past practice, we expect to provide full disclosure of the annual incentive program design and performance results in our 2023 proxy statement.

The past two years have undoubtedly been challenging. Our Board has worked hard to oversee the continued execution of Ventas’s strategy to drive long-term shareholder value. At the same time, the Compensation Committee has been intently focused on retaining and motivating key talent, while aligning executive pay with the recent experiences of our shareholders and our future strategy. This is of paramount importance to us. We believe our executive compensation design, updated in the face of extended pandemic-related uncertainties, reflects these goals and has allowed the Company to emerge from the pandemic stronger and more resilient.

Please show your continued support and feedback by voting FOR the approval, on an advisory basis, of the compensation of our NEOs. We look forward to continuing to engage with you.

Sincerely,

The Compensation Committee of the Board of Directors

Roxanne M. Martino, Sean P. Nolan, and James D. Shelton

Cautionary Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “target,” “forecast,” “plan,” “potential,” “opportunity,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof.

Forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. You should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made. You are urged to carefully review the disclosures we make concerning risks and uncertainties that may affect our business and future financial performance in our filings with the Securities and Exchange Commission (“SEC”), including those made in the “Summary Risk Factors” section, “Risk Factors” section and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Certain factors that could affect our future results and our ability to achieve our stated goals include, but are not limited to: (a) the impact of the ongoing COVID-19 pandemic and its extended consequences, including of the Delta, Omicron or any other variant, on our revenue, level of profitability, liquidity and overall risk exposure and the implementation and impact of regulations related to the CARES Act and other stimulus legislation and any future COVID-19 relief measures; (b) our ability to achieve the anticipated benefits and synergies from, and effectively integrate, our acquisitions and investments, including our acquisition of New Senior Investment Group Inc.; (c) our exposure and the exposure of our tenants, managers and borrowers to complex healthcare and other regulation and the challenges and expense associated with complying with such regulation; (d) the potential for significant general and commercial claims, legal actions, regulatory proceedings or enforcement actions that could subject us or our tenants, managers or borrowers to increased operating costs and uninsured liabilities; (e) the impact of market and general economic conditions, including economic and financial market events, inflation, change in interest rates, supply chain pressures, events that affect consumer confidence, our occupancy rates and resident fee revenues, and the actual and perceived state of the real estate markets, labor markets and public capital markets; (f) our ability, and the ability of our tenants, managers and borrowers, to navigate the trends impacting our or their businesses and the industries in which we or they operate; (g) the risk of bankruptcy, insolvency or financial deterioration of our tenants, managers borrowers, and other obligors and our ability to foreclose successfully on the collateral securing our loans and other investments in the event of a borrower default; (h) our ability to identify and consummate future investments in or dispositions of healthcare assets and effectively manage our portfolio opportunities and our investments in co-investment vehicles, joint ventures and minority interests; (i) risks related to development, redevelopment and construction projects; (j) our ability to attract and retain talented employees; (k) the limitations and significant requirements imposed upon our business as a result of our status as a REIT and the adverse consequences (including the possible loss of our status as a REIT) that would result if we are not able to comply; (l) the risk of changes in healthcare law or regulation or in tax laws, guidance and interpretations, particularly as applied to REITs, that could adversely affect us or our tenants, managers or borrowers; (m) increases in our borrowing costs as a result of becoming more leveraged or as a result of changes in interest rates and phasing out of LIBOR rates; (n) our reliance on third parties to operate a majority of our assets and our limited control and influence over such operations and results; (o) our dependency on a limited number of tenants and managers for a significant portion of our revenues and operating income; (p) the adequacy of insurance coverage provided by our policies and policies maintained by our tenants, managers or other counterparties; (q) the occurrence of cyber incidents that could disrupt our operations, result in the loss of confidential information or damage our business relationships and reputation; (r) the impact of merger, acquisition and investment activity in the healthcare industry or otherwise affecting our tenants, managers or borrowers; and (s) the risk of catastrophic or extreme weather and other natural events and the physical effects of climate change.

Important Additional Information Regarding Proxy Solicitation

Ventas, Inc. (the “Company”) has filed a definitive proxy statement (the “Proxy Statement”) and form of associated WHITE proxy card with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2022 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of the Company’s Board of Directors for election at the 2022 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC’s website at http://www.sec.gov and at the Company’s investor relations website at https://ir.ventasreit.com.